Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-134960) being filed by Amtrust Financial Services, Inc. of our report dated May 20, 2005 on our audit of the financial statements of Amtrust Financial Services, Inc. as of December 31, 2004 and for the year then ended, which report is included in the Annual Report on Form 10-K of Amtrust Financial Services, Inc. for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the prospectus of the Registration Statement.

J.H. Cohn LLP (Successor to Berenson LLP)
New York, NY
August 2, 2007